      Exhibit (a)(5)(A)
Overview of Sonaecom's €9.50 per share Offer for Portugal Telecom Sonaecom offers a premium over fundamental value and certainty of cash today

IMPORTANT NOTICE This document relates to the tender offer being made in Portugal (the "Portuguese Offer") by Sonaecom, SGPS, S.A. ("Sonaecom") and Sonaecom, B.V. for all ordinary shares and class A shares of Portugal Telecom, SGPS, S.A. ("PT"). The Portuguese Offer is made solely by a prospectus containing and setting out the terms and conditions of the Portuguese Offer (the "Portuguese Prospectus"). PT investors and security holders are urged to read the Portuguese Prospectus regarding the tender offer for PT in Portugal, because it contains important information. The Portuguese Prospectus and certain complementary documentation have been filed in Portugal with the Portuguese Securities Market Commission (Comissao do Mercado de Valores Mobiliarios) (the "CMVM"). Free copies of the Portuguese Prospectus are available on the CMVM's website at www.cmvm.pt. The Portuguese Prospectus is also available from Sonaecom on its website at www.sonae.com. Copies of the Portuguese Prospectus will not be mailed or otherwise distributed in or sent into or made available in the United States. U.S. persons who hold ordinary shares of PT and holders of American Depositary Shares of PT wherever located may participate the tender offer by Sonae, SGPS, S.A. ("Sonae"), Sonaecom, and Sonaecom, B.V. (together with Sonae and Sonaecom, the "Purchasers"), for PT shares being conducted in the United States. The Purchasers will file with the United States Securities and Exchange Commission (the "SEC") a statement on Schedule TO, which includes an offer to purchase and related offer materials for all ordinary shares held by U.S. persons and for PT ADSs held by holders wherever located (collectively, the "Tender Offer Statement"). PT will file a Solicitation/ Recommendation Statement on form Schedule 14D-9 with the SEC. U.S. persons who hold ordinary shares of PT and holders of American Depositary Shares of PT wherever located are advised to read the Tender Offer Statement and the Solicitation/Recommendation Statement because they contain important information. U.S. INVESTORS AND U.S. HOLDERS OF PT SECURITIES AND ALL HOLDERS OF ADSs ARE URGED TO READ THE OFFER TO PURCHASE, THE STATEMENT ON SCHEDULE TO, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS AND SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of the offer to purchase and related offer materials and the statement on Schedule TO, as well as other relevant documents filed with the SEC, at the SEC's website at www.sec.gov. The offer to purchase and other transaction-related documents are being mailed to holders of PT securities eligible to participate in the U.S. offer and additional copies may be obtained for free from Innisfree M&A Incorporated, the information agent: 501 Madison Avenue, 20th Floor, New York, New York 10022, Toll Free (888) 750-5834, Banks and Brokers Call Collect (212) 750-5833. This document does not constitute an invitation to sell or an offer to buy any securities or a solicitation of any vote or approval. This document may contain forward-looking information and statements about Sonae, Sonaecom, PT or their combined businesses after completion of the proposed U.S. and Portuguese offers, based on the Purchasers' current expectations or beliefs. Forward-looking statements are statements that are not historical facts. These forward-looking statements may relate to, among other things: management strategies; synergies and cost savings; future operations, products and services; integration of the businesses; market position; planned asset disposal and capital expenditures; net debt levels and EBITDA; and earnings per share growth, dividend policy and timing and benefits of the offer and the combined company. These forward-looking statements are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forwarding-looking statements, including, but not limited to, changes in regulation, the telecommunications industry and economic conditions; the ability to integrate the businesses; obtaining any applicable governmental approvals and complying with any conditions related thereto; costs relating to the offer and the integration; litigation; and the effects of competition. Forward-looking statements may be identified by words such as "believes," "expects," "anticipates," "projects," "intends," "should," "seeks," "estimates," "future" or similar expressions. Although these statements reflect our current expectations, which we believe are reasonable, investors and PT shareholders are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. You are cautioned not to put undue reliance on any forward-looking information or statements. We do not undertake any obligation to update any forward- looking information or statements.

Overview of main terms of Sonaecom's offer for Portugal Telecom ("PT") Summary of main terms of Sonaecom's offer €9.50 cash per PT ordinary share Minimum acceptance level of more than 50% Offer subject to the following conditions, that will need to be approved by PT's shareholders at an EGM Removal of current single-shareholder1 10% voting rights limitation Authorize Sonaecom's purchase of more than 10% of PT shares Offer period to start on January 16, 2007 and to end on March 9, 2007 (8 weeks offer period) Sonaecom's offer fully reflects PT's value A significant premium to PT's volume-weighted average price of the six months prior to the Preliminary Announcement A significant premium to trading comparables A significant premium to transaction comparables A significant premium to market analysts' fair values Sonaecom strategy for the combined Sonaecom/PT is based on six strategic pillars Strengthening competitiveness of the combined company in a liberalized Portuguese telecommunications market Reorientation of international strategy to controlled companies Implementing strong commercial partnerships Strengthening R&D and innovation Establishing shareholder leadership and a sustained HR policy Accommodating State interests regarding a national strategic asset 1 Acting for itself or on behalf of others

Sonaecom's Offer is at a Substantial Premium to the Performance of PT's shares Prior to the Preliminary Announcement 1 Please refer to Appendix A for further details SNC 9.5 PT performance 7.87 Sonaecom offer PT's six months volume-weighted average share price on Euronext Lisbon prior to Feb 6 06 +26.7% Even though the Offer is not a mandatory public tender offer, the consideration offered is in accordance with what is stipulated in article 188.^ of the PSC Sonaecom's €9.50 offer is higher than the volume-weighted average price of the PT shares (€7.87) on Euronext Lisbon during the six months prior to the February 6, 2006 (Date of the Preliminary Announcement) Including €0.475 Dividend Sonaecom's offer is a €2bn premium to PT's share price prior to the Offer € per PT share1

Sonaecom's Offer Values PT above Comparable Companies' present Trading Multiples Portugal Telecom Comparable companies 8 6.8 2006E 1.2x 2007E 1.1x 2008E 1.0x EV/EBITDA Adjusted1 Portugal Telecom Comparable companies 7.8 6.7 Portugal Telecom Comparable companies 7.4 6.4 Portugal Telecom Comparable companies 14.3 11.7 2006E 2.6x 2007E 2.5x 2008E 1.8x EV/Operating Cash Flow1 Portugal Telecom Comparable companies 13.1 10.6 Portugal Telecom Comparable companies 11.8 10 Portugal Telecom Comparable companies 22.4 15.1 2006E 48.3% 2007E 21.8% 2008E 10.9% P/E Adjusted1 Portugal Telecom Comparable companies 17.3 14.2 Portugal Telecom Comparable companies 15.3 13.8 1 Please refer to the Appendix A for further details Multiples of comparable listed European telecommunications companies vs. multiples implied in the offered consideration for PT Sonaecom's offer represents an average implied premium to trading value of comparable companies of €3bn

Sonaecom's Offer Values PT above Comparable Transaction Multiples 1 Please refer to Appendix A for further details Recent comparable transactions in the European telecommunications industry TDC/NTC 7.1 Cesky Telecom/Telefonica 6.3 Median 6.7 Median fair value per share 8 TDC/NTC (Nov 05) Cesky Telecom/TEF (Mar 05) Sonaecom offer Median of comparable transactions +1.3x EV/LTM Adjusted EBITDA1 Comparable transactions defined as: Acquisition of TDC by NTC on November 05 Acquisition of Cesky Telecom by Telefonica on March 05 Most comparable to PT as they are incumbent telecommunications companies with similar: Business mix (fixed, mobile, broadband and in the case of TDC, cable) Market share Tax environment Sonaecom's offer is a €3bn premium to similar change of control transactions

Sonaecom's Offer Values PT above recent Market Analysts' Fair Valuations Sanford Bernstein 8.05 Exane BNP Paribas 9.1 Millennium BCP Inv 11.5 Deutsche Bank 9.1 Banco BPI 8.02 Lehman Brothers 7.01 Median fair value per share 10 Sanford Bernstein 13-Dec-06 Exane BNP Paribas 13-Dec-06 Millennium BCP Inv 01-Dec-06 Deutsche Bank 28-11-06 Banco BPI 26-09-06 Lehman Brothers 15-09-06 Sonaecom offer Median fair value per share = €8.58 1 Please refer to Appendix A for further details Market analysts' fair values for PT (unaffected by the offer)1 Sonaecom's Offer is significantly higher than the median fair value for PT recommended by analysts of leading international and Portuguese investment banks over the last 6 months Sonaecom's €9.50 vs. €8.58 for market analysts Market analysts' fair values that are affected by the Offer are excluded from the table above Sonaecom is offering a €1bn premium to analysts' fair values for PT, reflecting a significant control premium and sharing of the synergies

Despite a Number of Negative Factors, Sonaecom's Offer Remains Unchanged at €9.5 per share Sonaecom's offer was fair before but with PT's disappointing 2006 performance is even more attractive today 1 Based on PT's third quarter 2006 results announcement 2 Please refer to Appendix B for further details 3 Includes healthcare liability. Please refer to Appendix A for further details

PT outlook has worsened



PT Consolidated Adjusted EBITDA Consensus[1]
2006E
2007E
2008E
-12%
-14%
-11%
2,425
2,145
2,559
2,194
2,589
2,309
Pre-offer consensus
Dec-06 consensus
Pre-offer consensus
Dec-06 consensus
Pre-offer consensus
Dec-06 consensus

PT Group performance is down considerably over the last year, yet Sonaecom is still offering €9.5 per share

[1] Please refer to Appendix B for further details

9

Sonaecom Strategy for the Combined Sonaecom/PT is Based on Six Strategic Pillars Sonaecom is presenting a value accretive proposal to PT's shareholders, employees, as well as to Portuguese customers Strengthening the competitiveness of the Combined Company in a liberalized Portuguese telecommunications environment Portuguese market Reinforcing the ability of the Combined Company to compete in an increasingly global sector by focusing the international growth strategy in the mobile sector towards investments in controlled companies, to realize returns on economies of scale and to increase the Combined Company's competitive advantage Internationalization Defining and implementing a transparent international, commercial and technological partnership strategy Partnerships Strengthening the research and development capabilities of the Combined Company and its ability to market innovative products and services R&D and innovation Establishing a strong shareholder leadership and a sustained Human Resources policy Culture and management style To accommodate the main concerns of the Portuguese State in relation to a national strategic asset with the importance of the PT Group Protection of the national interest

Appendix A - Sources and uses

Bases of Calculation and Sources of Information Page 4 Source: Datastream for the period 6 months prior to February 6, 2006. Page 5 EV (Enterprise Value) = Equity Value + Net Debt + Unfunded Pension Liability after tax + Minority Interests - Associates. Equity Value = number of outstanding shares (number of company shares - number of treasury shares) x price per share. Adjusted EBITDA = EBITDA (Operating Income Earnings Before Interest, Tax, Depreciation, Amortization) before pension expense and after curtailment costs. EBITDA has been adjusted for the Pension expense in order for the multiples to be consistent, as the present value of the unfunded pension liability is already considered in the EV. The curtailment costs adjustment is especially important in the case of PT, because of the recurrent nature of this item in PT (included in the last four years accounts) and due to the fact that most comparable companies (except Deutsche Telekom) do not refer to curtailment costs. The EV used to calculate the multiples implied in the offered consideration, was € 17,172mm, calculated as described below: (+) PT's Equity Value: € 10,528mm (€ 9.50 per share * 1,108mm of shares, excluding 20.6mm of shares held through equity swap agreements, under the share buyback program approved in PT's General Shareholders Meeting, in April, 2005 (Source: PT's 3Q06 Earnings Announcement). (+) Net debt: € 4,108mm (Source: 3Q06 PT's Earnings Announcement). (+) Unfunded Pension Liability: € 1,468mm (Source: PT's 3Q06 Earnings Announcement; €2,025mm after 27.5% of corporate tax). (+) PTM Minority interests: € 1,246mm (42% of PTM' equity value, based on company's closing price on 27 December 2006). (+) Vivo Minority Interests of: € 903mm (portion of Vivo's equity value, based on the company's closing price on 27 December 2006). Note that Vivo is 50.00% consolidated but PT's economic interest in Vivo is only 31.38%, thus the difference between 50.00% and 31.38% should be considered as minority interests. (-) Associates: € 1,082mm (median of the four market analysts that disclosed their estimates for PT's Associates after the release of PT's third quarter 2006 results: BPI, Deutsche Bank, Millennium bcp Investimento and Beirnstein).

Bases of Calculation and Sources of Information (cont'd) Page 5 (cont'd) PT's consolidated financials used to calculate the multiples were based on the median of market analysts' estimates of major investment banks published after the release of PT's 2006 third quarter results. The research reports used were the following: Bernstein (13/Dec/06), Millennium bcp Investimento (1/Dec/06), Deutsche Bank (28/Nov/2006), Bear Sterns (20/Nov/06), Ahorro Corporacion (10/Nov/06) and Ixis (10/Nov/06). For the referred period, the only available analyst estimates not considered were Banif Inv. and Lisbon Brokers. The estimates used for PT's pension expense adjustment (€ 64mm in 2006 and € 50mm in 2007) are based on the figures disclosed by PT's Chief Financial Officer ("CFO") on the 3Q06 earnings analysts' conference held on November 9, 2006. In 2008, the € 40mm pension expense estimate was based in the median of three market analysts. The broker reports disclosing curtailment costs projection for PT are the following: Bernstein (13/Dec/06), Millennium bcp Investimento (1/Dec/06), Bear Sterns (20/Nov/06) and Ixis (10/Nov/06). The broker reports projecting curtailment costs in place until the end of the forecasted period are the following: Bernstein (13/Dec/06), Bear Sterns (20/Nov/06) and Ixis (10/Nov/06). Please see detail of PT's Adjusted EBITDA, Capex and Adjusted EPS 2006 to 2008 estimates, used in the calculation of the multiples implied offered consideration for PT on Appendix B. For the comparable multiples, considered median of the multiples of Telefonica, Deutsche Telekom, France Telecom, Telecom Italia, Swisscom, Telenor, Belgacom and OTE (comparable companies). Equity values used to calculate EVs are based on closing prices of the comparable companies on December 27, 2006. Net Debt and Unfunded Pension Liabilities were based on the last interim results published by the comparable companies (usually the third quarter of 2006). The median of market analysts' estimates per major investment banks published after the release of the respective third quarter earnings, were used to calculate the unlisted minority interests, unlisted Associates, Adjusted EBITDA, Capex and Adjusted EPS of the comparable companies. Comparable companies' multiples were calculated using exactly the same methodology, described above for PT, when calculating their Adjusted EBITDA, Operating Cash Flow and Capex. Particularly, the unfunded pension liability adjustment to EV was made in the case of Deutsche Telekom, France Telecom, Telecom Italia, Swisscom, Telenor, Belgacom and OTE (companies which also have unfunded pension liabilities). The curtailment costs adjustment to EBITDA is also done in the case of comparable companies where analysts publish estimates.

Bases of Calculation and Sources of Information (cont'd) Page 6 LTM refers to Last Twelve Months EBITDA prior to announcement date. TDC/NTC implied transaction multiple is pro forma for the previously announced sale of the TDC Directories business. Latest publicly filed target company reports used to calculate the Adjusted EBITDA. TDC's EBITDA was adjusted for DKK 637mm of curtailment costs in the LTM before the announcement. TDC did not report any material unfunded pension liability or pension expenses. Cesky Telecom did not report any material unfunded pension liability, pension expense or curtailment costs below its EBITDA line. EV was calculated using offer documents to calculate transaction price, and latest publicly filed target company reports to calculate net debt and number of shares of the target. Page 7 Source: International and Portuguese major investment banks published research reports that have disclosed its fair sum-of-the-parts valuation for PT, unaffected by the Offers (excluding only the Lisbon Brokers and Banif Inv estimates for the considered period. Calculation of premium of € 1bn is based on € 0.92 per share premium of Sonaecom's offer of the median analysts' fair value targets for PT, multiplied by 1,108mm number of outstanding shares (after treasury shares). Page 8 The application of a different mortality table from PT management's current assumptions, potentially more adequate to the life expectancy of the Portuguese population (for example, the Spanish tables produced on year 2000 - PERM2000) could increase the Unfunded Pension Liabilities (gross of tax) by approximately € 920mm. An increase in the long-term annual growth rate of healthcare costs to 4.5% could imply an increase of approximately € 90mm in the Unfunded Pension Liabilities (gross of tax). PT's decision to increase the discount rate from 4.5% to 5.0% in June 2006, places PT at the top of the Portuguese and International market references. The decrease in long-term yields since June 2006 until the present date makes this assumption even more questionable. According to PT's June 2006 accounts, the increase of the discount rate from 4.5% to 5.0% led to a reduction of € 312mm in the Unfunded Pension Liabilities (gross of tax) which should be disregarded. The total impact of applying different and acceptable assumptions to the calculation of PT's unfunded pension liability, as mentioned above, is an additional € 1.3bn (before tax) or € 0.9bn (after tax) increase in the unfunded pension liability. Page 9 Please refer to Appendix B for further details on figures presented.

Appendix B - Detail of PT's Adjusted EBITDA, Capex and Adjusted EPS 2006 to 2008 estimates, used in the calculation of the multiples implied offered consideration for PT